Exhibit 99.1

PROFICIENT AUTO LOGISTICS APPOINTS ROHIT LAL TO BOARD OF DIRECTORS

JACKSONVILLE, FLORIDA – February 26, 2025 — Proficient Auto Logistics, Inc. (NASDAQ: PAL) today announced that the Board of Directors (the “Board”) of Proficient Auto Logistics, Inc. (the “Company”) appointed Rohit Lal (“Mr. Lal”) to serve as a member of the Board. Mr. Lal currently serves as the Executive Vice President of IT Strategy for Saia, Inc (NASDAQ: SAIA) (“Saia”), where he leads IT teams to develop and deliver enterprise-wide solutions from applications to analytics.

“Rohit brings significant experience in enterprise technology strategy and digital transformation,” said Rick O’Dell, Proficient’s Chief Executive Officer. “His expertise will enhance our Board as we continue advancing our long-term strategy and investing in scalable growth.”

Prior to Saia, Mr. Lal held the role of Director of Enterprise Architecture for CONA Services, an IT shared services company co-owned by The Coca-Cola Company and the 12th largest Coca-Cola Bottlers in North America. He joined The Coca-Cola Company in 2008 and served in a variety of roles during his tenure, with ranging responsibilities including implementing end-to-end SAP-centric sales, manufacturing, warehousing and route planning solutions. Before joining The Coca-Cola Company, Mr. Lal led various business development initiatives and ERP value realization engagements at mid-market and global companies across multiple industries as CEO and Founder of AceTrack, Inc. and in various sales and consulting roles at QAD. Mr. Lal earned a Bachelor of Science in Chemical Engineering from the Indian Institute of Technology.

About Proficient Auto Logistics

We are a leading specialized freight company focused on providing auto transportation and logistics services. Through the combination of seven industry-leading operating companies since our IPO in May 2024, we operate one of the largest auto transportation fleets in North America. We offer a broad range of auto transportation and logistics services, primarily focused on transporting finished vehicles from automotive production facilities, marine ports of entry, and regional rail yards to auto dealerships around the country.

Contacts

Investor Relations:

Brad Wright

Chief Financial Officer and Secretary

Phone: 904-506-4317

email: Investor.relations@proautologistics.com